UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/20/2007

Kreisler Manufacturing Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-4036

Delaware	22-1047792
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

180 Van Riper Avenue, Elmwood Park, NJ 07407
(Address of principal executive offices, including zip code)

201-791-0700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On April 20, 2007, Kreisler Industrial Corporation ("Kreisler Industrial"), a wholly-owned subsidiary of Kreisler Manufacturing Corporation (the "Company"), entered into a Memorandum of Understanding ("MOU") with United Technologies Corporation ("UTC") for the delivery of F119 engine components. The estimated 2008 to 2010 sales value of components included in the MOU is approximately $12,000,000. The F119 engine is the sole source engine used on the F-22 Raptor aircraft. Under the MOU, UTC will provide a $2,000,000 advance payment against future deliveries of F119 engine components from Kreisler Industrial. The Company expects to use the $2,000,000 advance payment to increase its global production capacity and capabilities, including equipment and working capital, of aircraft engine components. In addition, component selling prices under the MOU will be adjusted, either up or down, based on increases or decreases in the market prices paid by Kreisler Industrial for raw materials, castings, forgings and proprietary fittings.

Other material terms of the MOU are as follows:

- Three year agreement from January 1, 2008 through December 31, 2010
- Advance payment amounts of $448,000 to $552,000 to be paid quarterly beginning April 1, 2007 through March 31, 2008
- Kreisler Industrial will lower current unit prices, starting January 1, 2008, in order to provide UTC with $1,000,000 in incremental cost savings over the term of the agreement
- If Kreisler Industrial is unable to deliver components to UTC due to financial difficulties or quality discrepancies solely attributable to Kreisler Industrial, UTC will be permitted to recover the $2,000,000 of advance payment along with the incremental cost savings of $1,000,000
- If Kreisler Industrial and UTC do not enter into the long-term agreement by December 31, 2007, the MOU will be binding on both parties

The foregoing is a summary of the material provisions of the MOU.

UTC is a material customer for the components manufactured by Kreisler Industrial.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kreisler Manufacturing Corporation

Date: April 23, 2007	By:	/s/ Edward A. Stern
Edward A. Stern
Co-President, Chief Financial Officer, Secretary and Treasurer